Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Consolidated Historical Financial Data of Hewitt” and “Experts” in Amendment 1 to the Registration Statement on Form S-4 and related Prospectus of Hewitt Associates, Inc. for the registration of shares of its Class A Common Stock, and to the incorporation by reference therein of our report dated October 29, 2003, with respect to the consolidated financial statements of Hewitt Associates, Inc. and subsidiaries, included in the Annual Report on Form 10-K for the year ended September 30, 2003.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

August 11, 2004